EXHIBIT 4.14

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of

December 3, 2007

By and Among

LEHMAN BROTHERS INC.

VAN DER MOOLEN USA, INC.

And

VAN DER MOOLEN SPECIALISTS USA,  LLC

-i-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 3, 2007, is made by and among Van der Moolen USA, INC., a corporation formed under the laws of Delaware (the “Parent”), Van der Moolen Specialists USA, LLC, a limited liability company incorporated under the laws of New York (the “Seller”), and Lehman Brothers Inc., a corporation formed under the laws of Delaware (the “Buyer”).

WITNESSETH:

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller certain assets of the Seller related to the Seller’s business of acting as a Specialist Organization (as defined herein) on the NYSE, as such business is currently conducted (the “Business”); and

WHEREAS, Parent, indirectly through its wholly owned subsidiary Mill Bridge IV, LLC, a New York limited liability company, is the record and beneficial owner of approximately 92% of all equity interests in the Seller, and Parent will receive substantial benefit as a result of the consummation of the transactions herein contemplated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions and Interpretation

Section 1.01.  Definitions.

The following terms, as used herein, have the following meanings:

“Accounting Referee” has the meaning set forth in Section 2.06(b).

“Actions” has the meaning set forth in Section 2.04(k).

“Activ Contract” means the Software License Agreement between the Seller and ACTIV Financial Systems, Inc., dated as of August 3, 2005, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For the purposes of this definition: (a) “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and (b) the terms “controlling” and “controlled” have meanings correlative to the term “control.”

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Allocation Statement” has the meaning set forth in Section 2.06(b).

“Applicable Laws” means any applicable statutes, laws, ordinances, rules, orders, decrees, regulations, administrative pronouncements and judicial decisions of any Governmental Authority, including any Securities Laws and any rules of any Self-Regulatory Organization.

“Assignment Agreement” means the Assignment Agreement to be dated as of the Closing Date between Buyer and Seller in substantially the form annexed as Exhibit A hereto.

“Assumed Liabilities” has the meaning set forth in Section 2.03.

 “Business” has the meaning set forth in the recitals hereto.

“Business Contracts” has the meaning set forth in Section 2.01(a)(iii).

“Business Day” means any day other than a Saturday, Sunday or day on which banks in the State of New York are authorized or obligated by law or executive order to close.

“Business Employee” means any employee who is actively and primarily employed by Seller in connection with the Business.

“Business Material Adverse Effect” means a material adverse effect on the business, financial condition, or results of operations of the Business, taken as a whole, individually or in the aggregate, except any such effect resulting from, relating to or arising in connection with (a) changes in economic, regulatory or political conditions generally, (b) financial market fluctuations or conditions, (c) economic or regulatory changes or effects in or affecting the financial services industry generally, (d) changes in the Specialist business generally, (e) changes resulting from the execution of this Agreement, the public announcement hereof or the consummation of the transactions contemplated hereby, or (f) losses generated from Seller’s operations in amounts consistent with past practice (provided that with respect to clauses (a), (b), (c) or (d) such changes do not adversely affect the Business in a disproportionate manner).

“Buyer” has the meaning set forth in the introductory paragraph hereof.

“Buyer Consents” has the meaning set forth in Section 4.03.

“Buyer Material Adverse Effect” means such state of facts, event, change or effect that would reasonably be expected to prevent or substantially delay the consummation of the transactions contemplated by this Agreement except any such effect resulting from, relating to or arising in connection with (a) changes in economic, regulatory or political conditions generally, (b) financial market fluctuations or conditions, or (c) economic or regulatory changes or effects in or affecting the financial services industry generally (provided that with respect to clauses (a), (b), or (c) such changes do not adversely affect the Buyer in a disproportionate manner).

“Claim” has the meaning set forth in Section 10.03.

“Closing” has the meaning set forth in Section 2.07.

“Closing Date” means the date the Closing takes place.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Commodity Exchange Act” means the Commodity Exchange Act, as amended, and the rules and regulations thereunder.

“Confidentiality Agreement” means the agreement dated as of November 16, 2007 between Buyer and Seller.

“Contract” means any contract, agreement, lease, license, commitment, sale and purchase order, or understanding of any kind.

“Damages” has the meaning set forth in Section 10.02.

“Employee Plan” has the meaning set forth in Section 3.14.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means any business or entity that would be treated as a single employer with any other business or entity under Section 414 of the Code or is under common control with any other business or entity under Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Name” has the meaning set forth in Section 2.02(e).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time and applied consistently.

“Governmental Authority” means any United States or foreign federal, state, or local government, governmental, quasi-governmental, regulatory or administrative authority, agency, body, instrumentality or commission or any court, tribunal or judicial or arbitral body, or any Self-Regulatory Organization.

“GSEC” means Goldman Sachs Execution & Clearing, L.P.

“GSEC Account” means the specialist clearing account #21791209 (and all sub-accounts) at GSEC.  Long and short Unsettled Trades and related obligations shall be deemed to be in the GSEC Account and part of the Assumed Liabilities for purposes of Section 2.03 even if the resulting positions have not yet been recorded or settled in the GSEC Account.  Seller’s Stock Borrow Obligations shall be deemed to be in the GSEC Account and part of the Excluded

Liabilities for purposes of Section 2.04 for purposes of this Agreement whether or not yet recorded.

“GSEC Transfer and Assumption Agreement” means an agreement among Buyer, Seller and GSEC pursuant to which the Purchased Assets referred to in Section 2.01(a)(i) will be transferred and related liabilities assumed, and providing for the release of all obligations of the Seller, in relation to the Purchased Assets in the GSEC Account and the Stock Borrow Obligations, in form and substance satisfactory to each party thereto.

“Indebtedness” means, without duplication, all Liabilities of the Seller, or in connection with the Business, any Affiliate of Seller: (a) for borrowed money or in respect of loans or advances; (b) evidenced by bonds, debentures, notes or other similar instruments; (c) for any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the items referenced in clauses (a) and (b); (d) in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of the Seller; and (e) in respect of any guarantees of the Seller in connection with any of the foregoing.  The term “Indebtedness” shall not include Stock Borrow Obligations.

“Indemnified Party” has the meaning set forth in Section 10.03.

“Indemnifying Party” has the meaning set forth in Section 10.03.

“Intellectual Property Rights” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software, and (g) all rights to sue and recover for any past or future infringement thereof.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Investment Company Act” means that Investment Company Act of 1940, as amended, and rules and regulations thereunder.

“IT Assets” means computer hardware.

“Knowledge of Seller,” “Seller’s Knowledge” or any other similar knowledge qualification with respect to Parent, Seller, or any Affiliate of Seller in this Agreement means the actual knowledge of William White, Paul Vroling, Richard den Drijver and William Floyd-Jones.

“Liability” means any direct or indirect liability, Indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Licensed Software” means the Software as such term is defined in the Seller License.

“Lien” means any mortgage, lien, pledge, option, charge, security interest, or encumbrance in respect of a property or asset.

“Malicious Code” means a computer program or piece of computer code, or any procedure, mechanism or programming device that intentionally is designed to, or would enable any Person to, corrupt or otherwise harm computing systems, the software, and/or computer networks, including any “worms” or “viruses.”

“Net Long/Short Amount” means the aggregate value, as agreed to between the parties hereto, of the Seller’s long positions (including any Unsettled Trades) in the Specialist Securities, minus the aggregate value of the Seller’s short positions (including any Unsettled Trades) in the Specialists Securities in the GSEC Account, in each case based on the closing sale price of such securities on the NYSE, as of the close of business on the Business Day immediately preceding the Closing Date.

“Notes” has the meaning set forth in Section 5.08.

“Note Purchase Agreement” has the meaning set forth in Section 5.08.

“NYSE” means The New York Stock Exchange.

“Parent” has the meaning set forth in the introductory paragraph hereto.

“Parent Material Adverse Effect” means a material adverse effect on the business, financial condition,  assets or results of operations of the Parent and its Subsidiaries, taken as a whole, individually or in the aggregate, except any such effect resulting from, relating to or arising in connection with (a) changes in economic, regulatory or political conditions generally, (b) financial market fluctuations or conditions, (c) economic or regulatory changes or effects in or affecting the financial services industry generally or (d) changes resulting from the execution of this Agreement, the public announcement hereof or the consummation of the transactions contemplated hereby (provided that with respect to (a), (b) or (c) such changes do not adversely affect the Parent in a disproportionate manner).

“Patent License” has the meaning set forth in Section 7.05.

“Permitted Liens” means (a) Liens for Taxes, assessments and similar charges not yet due or payable or being contested in good faith in appropriate proceedings for which adequate reserves have been made in accordance with GAAP, (b) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising in the ordinary course of business, and (c) with respect to leased real property, any Liens on the underlying fee estate that do not materially detract from the value or materially interfere with any current use of any leased real property by Seller, and (d) Liens in favor of GSEC arising in the ordinary course of business between Seller and GSEC as conducted through the GSEC Account.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Policies” has the meaning set forth in Section 3.12.

“Potential Contributor” has the meaning set forth in Section 10.04.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date but ends thereafter, the portion of such Tax period that ends on the Closing Date.

“Privileges” has the meaning set forth in Section 10.03(i).

“Privileged Information” has the meaning set forth in Section 10.03(i).

“Put/Call Agreement” means the Put/Call Option Agreement dated June 15, 2007, among the Seller, Mill Bridge IV, LLC and the individuals listed on Schedule A thereto, as amended from time to time.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchase Price” has the meaning set forth in Section 2.06.

“Regulatory Order” means, with respect to the Seller or any officer, director or employee of the Seller, any Contract, order, decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission by, any Person.

“Refunds” has the meaning set forth in Section 7.08.

“Required Consents” has the meaning set forth in Section 3.03.

“Schedules” has the meaning set forth in ARTICLE 3.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act, the Commodity Exchange Act and the rules and regulations promulgated thereunder and any other federal, state, local or foreign securities laws, rules or regulations.

“Segregated Account” has the meaning set forth in Section 5.08.

“Self-Regulatory Organization” means FINRA (formerly known as “the National Association of Securities Dealers, Inc.”), the NASDAQ Stock Market, Inc., the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the NYSE, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, commodities market, any other such exchange, clearing agency or corporation or any other similar federal, state or foreign self-regulatory body or organization.

“Seller” has the meaning set forth in the introductory paragraph hereto.

“Seller License” has the meaning set forth in Section 7.04.

“Specialist” and “Specialist Organization” means “specialist” and “specialist organization”, respectively, as such terms are used in the rules of the NYSE; when used with respect to specific securities, these terms refer to securities in which the Specialist is registered as a Specialist by virtue of a Specialist Allocation, and the NYSE member organization with which such Specialist is associated, as the case may be.

“Specialist Allocation” means the right, granted by the NYSE to a Specialist Organization, to have its Specialists act as such with respect to specified securities of Persons whose securities are listed on the NYSE.

“Specialist Securities” means the specified securities allocated by the NYSE to the Seller and Specialists associated with the Seller pursuant to a Specialist Allocation, which, as of the date hereof, shall include, without limitation, the securities referred to in Section 2.01(a)(i).

“Stock Borrow Collateral” means collateral of the Seller placed with GSEC in respect of the Stock Borrow Obligations.

“Stock Borrow Obligations” means the obligations of the Seller to GSEC in relation to its short positions in Specialist Securities.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person.

“Tax” means any (i) United States federal, state or local or any foreign tax, fee, levy, duty, assessment, custom, tariff or other similar charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount, imposed or collected by any Governmental Authority, and (ii) Liability for the payment of any amounts of the type described in clause (i) of this paragraph as a result of Treasury Regulation 1.1502-6 (or similar provision of state, local or foreign law) or being party to any agreement, arrangement or express or implied obligation to indemnify or pay any other Person.

“Taxing Authority” means any Governmental Authority responsible for the imposition, collection, regulation or administration of any Tax (United States federal, state or local or foreign Tax), including, without limitation, the United States Internal Revenue Service and Department of Treasury.

“Tax Returns” means any returns, declarations, statements, estimates, reports, forms, claims for refund or credit, or other information relating to Taxes, including any schedules or attachments thereto, any amendments thereof or supplements thereto, that are supplied or required to be supplied to any Taxing Authority.

“Third Party Claim” has the meaning set forth in Section 10.03(b).

“Transaction Agreements” means this Agreement, the Assignment Agreement, the Seller License and the Patent License.

“Transferred Employee” has the meaning set forth in Section 8.01.

“Transition Services” has the meaning set forth in Section 7.03.

“Unsettled Trades” means purchases or sales of Specialist Securities by Seller that (i) for purposes of Section 3.06 hereof, as of the date hereof, and (ii) for all other purposes, as of the time of Closing on the Closing Date, have been executed but not yet settled.

“WARN Act” has the meaning set forth in Section 8.01(b).

“Warranty Breach” has the meaning set forth in Section 10.02(i).

Section 1.02.     Interpretive Matters

(a)           Gender and Number.  The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so requires.

(b)           Currency.  References to “$” or “dollars” shall be to United States dollars.

(c)           References.  All references to Articles or Sections herein refer to the referenced Articles or Sections of this Agreement, unless otherwise stated.

ARTICLE 2
Purchase and Sale

Section 2.01.     Sale and Transfer of Assets.

(a)           Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens all right, title and interest in, to and under, the following assets and property (collectively, the “Purchased Assets”):

(i)           all long and short positions (including rights and obligations in respect of Unsettled Trades) in Specialist Securities in the GSEC Account as of the Closing Date;

(ii)          all personal property and interests therein, listed on Schedule 2.01(a)(ii);

(iii)         all claims, rights, interests and benefits of Seller under the Contracts set forth on Schedule 2.01(a)(iii) (the “Business Contracts”);

(iv)         all rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets; and

(v)          copies of all manuals, procedures, policies, distribution lists, mailing lists stock sale and purchase ledgers, in each case, as used in the Business and existing on the Closing Date and any information relating to any Tax imposed on the Purchased Assets.

Section 2.02.     Excluded Assets.  The parties expressly understand and agree that other than the Purchased Assets, no other assets and properties of Seller shall be sold or transferred to Buyer hereby (the “Excluded Assets”) including:

(a)           all of Seller’s cash and equivalents and other marketable securities (other than marketable securities that are referred to in Section 2.01(a)(i));

(b)           all employment Contracts of any employee engaged by Seller in connection with the Business;

(c)           all accounts, notes and other receivables, including receivables from or in respect of securities borrowed, brokers and clearing organizations, exchanges and affiliates;

(d)           insurance policies of Seller and all claims, credits, causes of action or rights thereunder;

(e)           all rights to the name “Van der Moolen” and any symbols, logos and marks relating thereto (the “Excluded Name”);

(f)           all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby and all minute books and corporate records of Seller other than those owned, held or used primarily in the Business;

(g)           all rights of Seller arising under this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby;

(h)           all assets of or relating to the Employee Plans;

(i)           the Intellectual Property Rights of Seller; and

(j)           the Stock Borrow Collateral (other than such Stock Borrow Collateral represented by long positions in Specialist Securities).

Section 2.03.        Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume the following, and only the following, Liabilities (the “Assumed Liabilities”), and no other Liabilities whatsoever whether arising from the operation of the Business prior to or following the Closing Date:

(a)           All Liabilities of the Seller arising out of the Business Contracts (other than Liabilities (i) arising out of the breach thereof occurring on or prior to the Closing Date or (ii) arising out of or relating to any termination or announcement or notification of an intent to terminate any such Business Contract prior to or as a result of, or in connection with, the announcement of, or the execution and delivery of, this Agreement, the Closing, or the transactions contemplated hereby);

(b)           all Liabilities of Buyer expressly set forth in the Agreement and the Transaction Agreements; and

(c)           all Liabilities represented by any of the positions, at the Closing Date, in Specialist Securities described in Section 2.01(a)(i), including obligations to make all payments and deliver all securities and pay all transaction related charges and fees in relation to Unsettled Trades, and all Stock Borrow Obligations.

Section 2.04.        Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming, nor shall it for any reason be deemed to have assumed, any other Liability of the Business, the Seller or any of its Affiliates of whatever nature, whether or not of, associated with or arising from the Business or the operation thereof or any Purchased Assets, that are not Assumed Liabilities.  All such other Liabilities shall be retained by and remain Liabilities of Seller and its Affiliates (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”).  Without limiting the generality of the foregoing, Excluded Liabilities shall include the following:

(a)           all Indebtedness of the Seller;

(b)           all Liabilities of Seller to Parent and other Affiliates of Seller;

(c)           any claim of a third party alleging infringement or misappropriation of Intellectual Property Rights of third parties, solely to the extent that such claim relates to, or was incurred during or in respect of, the time period prior to Closing;

(d)           all Liabilities associated with the termination of any Contract that is not assumed pursuant to this Agreement;

(e)           all Liabilities associated with the termination on or prior to the Closing Date of any Contract, including any Business Contract;

(f)           all Liabilities related to any Excluded Assets;

(g)           any Liability relating to the employment, termination of employment, compensation or employee benefits of (i) those Business Employees who become Transferred Employees, and the dependents thereof, to the extent that such Liability arises or is incurred during or in respect of the period prior to Closing, and (ii) all other Business Employees, and dependents thereof, without limitation;

(h)           any Liability of or relating to Employee Plans, including without limitation, relating to the funding, operation, administration, amendment or termination of, or withdrawal or partial withdrawal from, any employee benefit plan or arrangement of Seller or its ERISA Affiliates (including, without limitation, under Section 302 and Title IV of ERISA and Sections 412, 4971 and 4980 of the Code), whether arising before, on or after the Closing;

(i)           all Liabilities of Seller related to linkage fees assessed against the Business for directing trades to other exchanges on or prior to the Closing Date;

(j)           (i) all Liabilities of Seller or any member of any consolidated, affiliated, combined, unitary or similar group of which Seller is or has been a member, for or with respect to Taxes, and (ii) any and all Taxes imposed on, with respect to or arising out of the Purchased Assets or the Business for any Pre-Closing Tax Period; and

(k)          all Liabilities relating to any Regulatory Order, or any litigation, Claim, proceeding, action (including any individual, joined or class action), cause of action, assertion, allegation, demand, suit, inquiry, investigation, examination, hearing or complaint whatsoever (collectively, “Actions”) of or by any Person (including any Governmental Authority) relating to any Purchased Assets, the Business or the Seller, arising out of, in connection with, or relating in any manner to, (i) the operation of the Business or the use or ownership of the Purchased Assets on or prior to the Closing Date, or (ii) any act or omission of Seller or Parent (including without limitation, any violation or breach of any Applicable Laws, including without limitation any Securities Laws).

Section 2.05.        Certain Assignments.  (a) Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment without the consent of any Person including a Governmental Authority would constitute a breach of obligations thereunder, or in any way adversely affect the rights of Seller, or upon transfer, the Buyer thereunder, or would otherwise result in violations of Applicable Laws that could result in sanctions or an extraordinary action by Governmental Authorities.  If any transfer or assignment by Seller or any of its Affiliates to, or any assumption by Buyer of, any interest in, or Liability under, any Purchased Asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained.  If any such consent is not obtained prior to Closing, Seller and Buyer will cooperate (at their own expense) in a mutually agreeable arrangement under which Buyer would obtain benefits and assume the obligations thereunder in accordance with this Agreement.

(b)           Upon the request of Buyer at any time before or after Closing, at Seller’s sole expense, Seller shall cooperate with Buyer and use its commercially reasonable efforts to promptly obtain execute and deliver any instruments of transfer or assignment or other documents reasonably necessary to perfect or correct Seller’s or its Affiliates’ title in or to the Purchased Assets and Seller shall be solely responsible for all costs relating to the acquisition, preparation and the filing or other recordation of any such instruments or documents.

Section 2.06.        Purchase Price; Allocation of Purchase Price.  (a) The consideration for and in respect of the Purchased Assets and the assumption of the Assumed Liabilities is * (collectively, the “Purchase Price”), *.

(b)           The Purchase Price shall be allocated among the Purchased Assets and the covenants provided for in Sections 5.05 and 7.03 for purposes of Section 1060 of the Code and other applicable Tax purposes.  As soon as practicable after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”) that sets forth a determination of the Purchase Price and an allocation of the Purchase Price among the Purchased Assets.  If within 10 days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days.  In the event that Buyer and Seller are unable to resolve such dispute within 20 days, Buyer and Seller shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items.  Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution.  The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.  If an adjustment is made with respect to the Purchase Price pursuant to Section 10.06, the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller.  Seller shall timely and properly prepare, execute, file and deliver all documents, forms and other information as Buyer may reasonably request to prepare the Allocation Statement.

(c)           Seller and Buyer shall (i) be bound by the Allocation Statement (and any adjustments thereto pursuant to Section 2.06(b)), and (ii) not take (or cause or permit any of their respective Affiliates to take) any position inconsistent therewith in the preparation or filing of any Tax Return (including, without limitation, filing Form 8594 with its federal income Tax

* Indicates omission of material which has been separately filed pursuant to a request for confidential treatment

Return for the taxable year that includes the date of the Closing) or in any audit or proceeding with respect to any Taxes.

(d)           Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver (or cause to be delivered) to the other party a copy of its Form 8594.

Section 2.07.       Closing.  (a) The closing of the transaction herein contemplated (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, on the later of December 10, 2007 and the first Monday that is a Business Day following the satisfaction of the conditions set forth in ARTICLE 9, or at such other time or place as Buyer and Seller may agree, it being agreed that Closing shall take place, to the extent possible, prior to the opening of the NYSE on the Closing Date.

(b)           At the Closing, Buyer will deliver, or cause to be delivered to Seller the following:

(i)           the Purchase Price, *, in immediately available funds by wire transfer to an account or accounts designated by Seller, by notice to Buyer, not later than two Business Days prior to the Closing Date;

(ii)          a counterpart to the Assignment Agreements executed by Buyer and such other documentation as is necessary or appropriate to effect or evidence the assumption by Buyer of the Assumed Liabilities; and

(iii)         a counterpart to each of the Seller License, the Patent License and the other Transaction Agreements to which Buyer is a party, executed by Buyer.

(c)           At the Closing, Seller will deliver, or cause to be delivered, to Buyer the following:

(i)           the absolute value of the Purchase Price, *, in immediately available funds by wire transfer to an account or accounts designated by Buyer, by notice to Seller, not later than two Business Days prior to the Closing Date;

(ii)          evidence reasonably satisfactory to Buyer of the transfer of ownership of the Seller’s position in the Specialist Securities as of the Closing Date;

(iii)         a list of the Specialist Securities of Seller in the GSEC Account, and Stock Borrow Obligations relating to any short sales as of the close of business on the day prior to the Closing Date;

(iv)         a certificate signed by each of Seller and Parent to the effect that it is not a “foreign person” as defined in Section 1445 of the Code substantially in the form set forth in Treasury Regulation Section 1.1445-2(b)(2)(iii)(B);

* Indicates omission of material which has been separately filed pursuant to a request for confidential treatment

(v)          a counterpart to the Assignment Agreements executed by Seller;

(vi)         such other documentation as is reasonably necessary or appropriate to effect or evidence the transfer of the Purchased Assets to Buyer;

(vii)        a counterpart to each of the Seller License, the Patent License and the other Transaction Agreements to which Seller is a party, executed by Seller; and

(viii)       the certificates to be delivered by Seller pursuant to Section 9.02.

ARTICLE 3
Representations and Warranties of Seller

Except as set forth in the disclosure schedules prepared by Seller and delivered to Buyer simultaneously with the execution hereof (the “Schedules”), Seller represents and warrants to Buyer that as of the date hereof, and as of the Closing Date:

Section 3.01.       Corporate Existence and Power.  Seller is a limited liability company duly incorporated under the laws of the State of New York, validly existing and in good standing under such laws, and has all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals of all Governmental Authorities required to carry on its business as now conducted (including without limitation, the Business) except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Business Material Adverse Effect.  Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Business Material Adverse Effect.

Section 3.02.       Corporate Authorization.  The execution, delivery and performance by Seller of this Agreement and, as of the Closing, the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within Seller’s power, and have been or, in the case of the other Transaction Agreements, will have been, duly authorized by all necessary action on the part of Seller and no other proceedings on the part of Seller will be necessary to authorize, approve, or consent to, this Agreement or any other Transaction Agreements, or to consummate the transactions contemplated hereby and thereby.  Assuming the due authorization, execution and delivery of this Agreement and, as of the Closing, the other Transaction Agreements by Buyer, each of this Agreement and the other Transaction Agreements constitutes (or when executed and delivered will constitute) a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

Section 3.03.       Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and, as of the Closing, the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not violate any authorizations, registrations, or licenses of Seller with any Governmental Authority and requires no action by, in respect of or filing with any Governmental Authority or official other than (a) filing of amended Forms BD with the SEC and the securities commission or similar authority of any applicable State, (b) approval by the Self-Regulatory Organizations of which Seller is a member and (c) the other items set forth on Schedule 3.03 (the items referred to in clause (c) of this Section 3.03, the “Required Consents”).

Section 3.04.       Noncontravention.  The execution, delivery and performance by Seller of this Agreement and, as of the Closing, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the limited liability company agreement or other constituting documents of the Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law except for any violations which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Business Material Adverse Effect, (iii) except as disclosed on Schedule 3.03, Schedule 3.04, and Schedule 4.03, require any material consent or other action by any Person under, constitute a default under, cause or permit the termination, cancellation, modification or acceleration of any material right or obligation or the loss of any material benefit relating to the Purchased Assets or (iv) result in the creation or imposition of any material Lien on any Purchased Asset.

Section 3.05.       Title to Assets.  Seller has sole and exclusive good and valid legal title to, and beneficial ownership of, all of the Purchased Assets, including without limitation, Seller’s long positions in the Specialist Securities in the GSEC Account, in each case, free and clear of any Liens other than Permitted Liens. Seller will transfer and deliver to Buyer, at the Closing, good and valid title to the Purchased Assets, free and clear of any Liens other than Permitted Liens.

Section 3.06.       Specialist Securities. Schedule 3.06 sets forth a list, as of the close of the NYSE on the Business Day immediately preceding the date hereof, of the number and designation of Specialist Securities (including detail as to both its long- and short- positions therein), including Unsettled Trades in the GSEC Account and Stock Borrow Obligations of Seller.  The GSEC Account is the only clearing account through which the Seller maintains Specialist Securities.

Section 3.07.       Solvency.  Seller is, and immediately following Closing will be, solvent.  The value of the assets of Seller is, and immediately following Closing will be, greater than the sum of its Liabilities and outstanding equity.  The Seller is, and immediately following Closing will be, able to satisfy its Liabilities as they come due in the ordinary course of business.

Section 3.08.       Business Contracts.

(a)           Each Business Contract is a valid and binding Contract of Seller, and is in full force and effect, and Seller is not in default or breach under the terms of any such Contract, and to the Knowledge of Seller, no other party to any Business Contract is in breach or default thereof, except, in any such case, for such defaults or breaches that, individually or in the aggregate, have not had, and would not reasonably be likely to have, a Business Material Adverse Effect.

(b)           A true and complete copy of each such Business Contract, including any amendments thereto, has been provided to Buyer.

Section 3.09.       Litigation.  Except as set forth on Schedule 3.09, there is no Action pending against, or to the Knowledge of Seller, threatened against or affecting, Seller or any employees of Seller which has had or would reasonably be expected to have a Business Material Adverse Effect, and there is no Action pending, or to the Knowledge of Seller, threatened that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 3.10.       Compliance with Laws.  Except as disclosed on Schedule 3.10, Seller is, and to Seller’s Knowledge its employees are, in compliance with all Applicable Laws, including, without limitation, all Securities Laws applicable to the Business, except such non-compliance as would not reasonably be expected to have a Business Material Adverse Effect.

Section 3.11.       Intellectual Property.  (a) The operation of the Business (including the operation and use of the Licensed Software, as such Licensed Software is currently being used in the Business) does not infringe upon the Intellectual Property Rights of any third parties, and no claim or notice from a third party alleging such infringement has been received, or to the Seller's Knowledge, is threatened against the Seller.

(b)           The Seller has taken commercially reasonable steps to ensure the continued and uninterrupted operation of the IT Assets and software used in the Business (including the Licensed Software), including employing security, maintenance, disaster recovery, redundancy, backup, archiving and virus or malicious device scanning/protection measures and securing its Software from unauthorized access, penetration, intrusion, or security or firewall breach, in accordance with the normal industry practice.  To the Knowledge of Parent and the Seller, the IT Assets and Licensed Software is free from Malicious Code and does not contain any bugs, errors, or problems that, in each case, would be expected to materially impact the operation of such Licensed Software, or any computer software or device intended to or capable of causing the Licensed Software to cease functioning after a specific period of time  or on a specific date or event.

(c)           Seller has sufficient rights in the Licensed Software to grant the license set forth in Section 2 of the Seller License, and (i) the Licensed Software is not the subject of any Lien, other than Permitted Liens, and (ii) there are no pending, or to Seller’s Knowledge threatened, Actions by or against Seller, in either case, that would reasonably be expected to impair or alter the scope of such license in the future.  Schedule 3.11(c) sets forth a complete and accurate list of all Third Party Software (as defined in the Seller License) embedded in or used in connection with the Licensed Software and the governing license (including open source licenses) for each such item of Third Party Software.

Section 3.12.       Insurance Coverage.  The insurance policies covering Seller, its Affiliates and their respective officers, directors, employees and members (the “Policies”) are in full force and effect, all premiums with respect to the Policies covering all periods up to and including the Closing Date have been paid and no notice of cancellation or termination has been received with respect to any such Policy.  The Policies provide for insurance coverage in amounts which are sufficient to cover any losses that a reasonably prudent Specialist Organization would reasonably expect to incur, including any losses that the Seller and its Affiliates reasonably expect to incur in connection with any pending or threatened Actions against Seller, its Affiliates and their respective officers, directors, employees and members.

Section 3.13.       Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Seller or any of its Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 3.14.       Employee Benefit Plans.  (a) For purposes of this Agreement, “Employee Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance, retention, bonus, termination, or similar contract, plan arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, fringe benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits or other employee benefits of any kind which is maintained, administered or contributed to by Seller or any of its ERISA Affiliates and covers any Business Employee (and, if applicable, related trust or funding agreements or insurance policies).

(b)           None of Seller or any of its ERISA Affiliates or any predecessor thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.  None of Seller or any of its ERISA Affiliates or any predecessor thereof maintains or contributes to, or has in the past six years maintained or contributed to, any plan that is subject to Title IV of ERISA.  Buyer shall have no liability, contingent or otherwise, with respect to any employee plans or agreements which are now or previously have been sponsored, maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate of Seller.

(c)           No event has occurred and, to the Knowledge of Seller, there exists no condition or set of circumstances in connection with which Buyer would be reasonably expected to be subject to any actual or contingent Liability with respect to any Employee Plan under (i) the terms of such plan or (ii) ERISA, the Code or any other Applicable Law.

(d)           Seller is not a party to any collective bargaining or other labor or union contract applicable to any Business Employee, and no collective bargaining agreement is being negotiated by Seller with respect to any Business Employee.  No labor dispute, strike or work stoppage or lock-out is pending or, to the Knowledge of Seller, threatened against or involving the Business.

(e)           Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, and Seller is not aware of any reason why any such determination letter should be revoked or not be reissued.

(f)           Schedule 3.14(f) sets forth a list of the names, titles and current salaries of all Business Employees who are actively employed in the Business as of the date hereof and indicates any such Business Employees who are on short-term disability or other approved leave of absence (other than vacation).

Section 3.15.       Taxes.

(a)           For purposes of this Section 3.15, “Seller” shall include, not only Seller, but also any entity that is a member of any consolidated, combined, or unitary group of which Seller is also a member.

(b)           Except as set forth on Schedule 3.15(b), Seller has filed all material Tax Returns that it was required to file, and all such Tax Returns are true, accurate and complete in all material respects.  All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid.  There is no dispute or claim concerning any material Tax liability of Seller either (i) asserted in writing by any Taxing Authority, or (ii) as to the Knowledge of Seller.  Seller does not expect any Taxing Authority to assess any material additional Taxes for any period for which Tax Returns have been filed.

(c)           Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)           There are no material Liens with respect to any Taxes upon any of the Purchased Assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings.

(e)           Seller currently is treated as a partnership for federal income tax purposes, and at all times since its formation Seller has been treated, for federal income tax purposes, as either a disregarded entity under Treasury Regulation §301.7701-3(b) or a partnership, and has not been treated as a corporation.

Section 3.16.        Sufficiency of Assets.  Assuming (a) all Required Consents and Buyer Consents are obtained, (b) Buyer meets the regulatory and operational requirements imposed upon (i) Specialist Organizations specifically, (ii) SEC registered broker-dealers and NYSE member organizations and FINRA members generally, and all capital and net liquid assets requirements that a Specialist Organization would require under NYSE and SEC rules in relation to the positions being assumed by Buyer in respect of the Specialist Securities, and the Specialist Securities that have been allocated to Seller pursuant to the Specialist Allocation and Buyer has made the necessary arrangements with the NYSE to obtain space on the NYSE trading floor, (c) satisfaction of all conditions to Closing set forth herein, and (d) Buyer has obtained sufficient rights to use all software listed on Schedule 3.11(c), the Purchased Assets together with Buyer’s rights hereunder and under the other Transaction Agreements constitute all the assets, properties and rights necessary to conduct the Business as currently conducted.

ARTICLE 4
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that as of the date hereof, and as of the Closing Date:

Section 4.01.        Corporate Existence and Power.  Buyer is a corporation duly incorporated under the laws of the State of Delaware, validly existing and in good standing under such laws, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals of all Governmental Authorities required to carry on its business except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.  Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had, and would not reasonably be likely to have, a Buyer Material Adverse Effect.

Section 4.02.        Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and, as of the Closing, the other Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, are within Buyer’s power, and have been or, in the case of the other Transaction Agreements, will have been, duly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer will be necessary to authorize, approve, or consent to, this Agreement or any other Transaction Agreements, or to consummate the transactions contemplated hereby and thereby.  Assuming the due authorization, execution and delivery of this Agreement and, as of the Closing, the other Transaction Agreements by Seller, each of this Agreement and the other Transaction Agreements constitutes (or when executed and delivered will constitute) a valid and binding agreement of Buyer, enforceable against Buyer, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

Section 4.03.        Governmental Authorization.  The execution, delivery and performance by each of Buyer of this Agreement and, as of the Closing, by Buyer of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not violate any authorizations, registrations, or licenses of Buyer with any Governmental Authority and requires no action by, in respect of, or material filing with any Governmental Authority, agency or official other than (a) compliance with any applicable requirements of the Exchange Act, (b) compliance with the requirements of any Self-Regulatory Organization, and (c) the items set forth on Schedule 4.03 (the items referred to in clause (c) of this Section 4.03, the “Buyer Consents”).

Section 4.04.        Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and, as of the Closing, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the articles of incorporation and by-laws of Buyer, (b) assuming (i) the accuracy and truth of the Seller’s and Parent’s representations and warranties contained herein, and (ii) compliance with the matters referred to in Section 4.03, violate any Applicable Law, except, in each case, such violations which individually, or in the aggregate have not had, and would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.05.        Financing.  Buyer has sufficient funds to enable it to make payment of the Purchase Price and all other amounts to be paid by it hereunder.

Section 4.06.        Inspections; No Other Representations.  Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  Buyer will undertake prior to the Closing such further investigation and request such additional documents and information as it deems necessary.  Buyer agrees to accept the Purchased Assets in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except the representations and warranties of Seller and Parent set forth in this Agreement and the other Transaction Agreements.  Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement.

Section 4.07.        Litigation.  There is no Action pending against, or to the Knowledge of Buyer, threatened against or affecting, Buyer that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 4.08.        Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Buyer that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 4.09.        NYSE Member Organization.  Buyer is a member organization of the NYSE.

ARTICLE 5
Covenants of Seller

Seller agrees that:

Section 5.01.       Conduct of the Business.  From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact the business organizations and relationships with third parties relevant to the Business, and to keep available the services of the present Business Employees.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, with respect to the Business, Seller will not, without the prior written consent of Buyer:

(a)           except for the purchase of securities or other investments or assets in the ordinary course of business consistent with past practice, acquire a material amount of assets from any Person or merge or consolidate Seller with any other Person;

(b)           sell, lease, license or otherwise dispose of any material Purchased Assets other than i) pursuant to existing contracts or commitments disclosed herein, or ii) for sales, transfers or other dispositions of securities or other investments or assets in the ordinary course of business, consistent with past practice;

(c)           commence an Action against any customer of the Business;

(d)           terminate any Business Contract or waive, release, cancel or assign any material rights or claims thereunder other than in the ordinary course of business consistent with past practice;

(e)           take any action to, or that would reasonably be likely to, discourage, prevent or interfere with (i) the offers of employment by Buyer to Business Employees or (ii) such Business Employees’ decisions to accept such offers of employment;

(f)           fail to comply with the minimum net capital requirements applicable to the Seller under the Exchange Act, and those applicable to it under the rules of the NYSE relating to Specialists or any other similar requirement of any applicable Governmental Authority;

(g)           with respect to any Purchased Asset (i) make or revoke any Tax election or change any Tax accounting method, except as required by applicable Tax law or (ii) settle, compromise or concede any audit, claim, deficiency or proceeding relating to Taxes; or

(h)           agree or commit to do any of the foregoing.

Section 5.02.        Access to Information.  (a) From the date hereof until the Closing Date, Seller will (1) give, and cause its Affiliates to give, to Buyer, its counsel, financial advisers, auditors and other authorized representatives reasonable access to the personnel, offices, properties, Contracts, books and records relating to the Business, (ii) furnish promptly, and cause its Affiliates to furnish promptly, to Buyer, its counsel, financial advisers, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisers of Seller and its Affiliates to cooperate with Buyer in its investigation of the Business as Buyer may reasonably request and shall assist Buyer in communicating with Persons having business relationships, agreements and arrangements with the Business regarding the transactions contemplated by this Agreement, including the auditors, consultants and other financial and legal advisors of the Business.  Buyer and Seller agree that any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of Seller.

(b)           On and after the Closing Date, Seller will afford, and will cause its Affiliates to afford, to Buyer and its agents, reasonable access to its books of account, financial and other records, information, employees and auditors to the extent necessary for Buyer in connection with any audit, investigation, dispute, regulatory inquiry, or litigation, or any other reasonable business purpose relating to or arising out of the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller.  Buyer shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred in connection with the foregoing.

Section 5.03.        No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Section 11.01, with respect to the Business, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller or, the merger or consolidation of Seller, or the sale of Seller or any of the Purchased Assets or the Business.  Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller or its Affiliates.

Section 5.04.        Confidentiality.  (a) Seller acknowledges that prior to the Closing Date, Seller and its Affiliates have had, and will continue to have, access to confidential information of the Business which is not generally known to the public.  Seller agrees that, following the Closing, it will not, and will cause its Affiliates not to, without the prior express written permission of the Buyer, disclose to any other Person or use in any way any confidential or proprietary information of the Business which Seller or its Affiliates may have obtained at any time, whether prior to the Closing Date or otherwise, including, without limitation this Agreement and the other Transaction Agreements, provided that Seller may disclose such information; (i) to Governmental Authorities where requested by them or required by Applicable Law, and (ii) to its officers, directors, employees, accountants, counsel, consultants, advisers and agents, so long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially.

(b)           Prior to the Closing Date and after any termination of this Agreement, Seller and its Affiliates will hold, and will use its commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisers and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the Buyer furnished to Seller or its Affiliates or their respective officers, directors, employees, accountants, counsel, consultants, advisers and agents in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including without limitation the terms of this Agreement and the other Transaction Agreements, except to the extent that such information is (i) previously known on a non-confidential basis by Seller and its Affiliates, (ii) in the public domain through no fault of Seller or any of its Affiliates or their respective officers, directors, employees, accountants, counsel, consultants, advisers or agents, (iii) later lawfully acquired by Seller or its Affiliates from sources other than Buyer or its Affiliates; provided that Seller, and its Affiliates may disclose such information (A) to Governmental Authorities where requested by them or required by Applicable Law, and (B) to their respective officers, directors, employees, accountants, counsel, consultants, advisers and agents, so long as such Persons are informed by Seller or its Affiliates of the confidential nature of such information and are directed by Seller or its Affiliates to treat such information confidentially or (iv) is disclosed in accordance with Section 7.06.  In all cases, Seller, and its Affiliates shall be responsible for any failure to treat such information confidentially by such Persons.  The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, upon the written request of Buyer, Seller will, subject to Applicable Law, use its commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, all documents and other materials, and all copies thereof, obtained by Seller or its Affiliates or on their behalf from Buyer or its Affiliates in connection with this Agreement that are subject to the confidentiality obligations of Seller and its Affiliates under this Section 5.04.  Notwithstanding any provision of this Agreement to the contrary, no provision of this Agreement shall require the destruction of copies of any computer records or files containing confidential information which have been created pursuant to automatic archiving and back-up procedures which cannot reasonably be deleted.

Section 5.05.        Taxes.  Buyer and Seller shall each bear 50% of all sales, transfer, documentary, stamp, recording and similar Taxes incurred in connection with the purchase and sale of the Purchased Assets.  Seller shall pay or cause to be paid, and shall indemnify and hold Buyer harmless against, any Tax imposed as a result of non-compliance by Seller with the provisions of the “bulk sales,” “bulk transfer,” or similar laws of any State or political subdivision thereof.

Section 5.06.        Put/Call Agreement.  Seller agrees that if the Closing shall occur, each of the Transferred Employees shall be deemed to have timely exercised his or her Put Option with respect to all of his or her Membership Interests in the Seller and Seller shall, within 30 days following Closing, purchase from each such individual all of his or her Membership Interests in Seller for an amount equal to such individual’s Capital Balance so long as such Capital Balance is a positive amount.  No payment will be made or owed by Seller to any individual with a negative Capital Balance.  All capitalized terms used in this Section 5.06 shall have the meaning set forth in the Put/Call Agreement unless otherwise defined in this Agreement.

Section 5.07.        Insurance.  Seller agrees to use commercially reasonable efforts to cause its insurers to accept and handle any claims made against Buyer with respect to the Purchased Assets for claims having occurred prior to Closing.

Section 5.08.        Segregated Account.  Prior to the Closing, Seller will establish an account (the “Segregated Account”) with GSEC (or another financial institution reasonably acceptable to both Buyer and Seller) and at the Closing or as soon as permitted by the NYSE thereafter, Seller will deposit into the Segregated Account immediately available funds in an amount at least equal to that required to repay in full the Notes (the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of August 3, 2001, as amended as of March 1, 2002, among Seller and each of the institutions party thereto (the “Note Purchase Agreement”).  Seller agrees to request permission from the NYSE on the Business Day following the execution of this Agreement to fund the Segregated Account.  Prior to repayment in full of the Notes, Seller agrees to withdraw funds from the Segregated Account only for the purpose of making payments to the holders of Notes in respect of amounts owing thereunder. Seller agrees to repay the Notes when due pursuant to the terms of the Note Purchase Agreement or as otherwise agreed between Seller and the holders of the Notes.

ARTICLE 6
Covenants of Buyer

Buyer agrees that:

Section 6.01.        Confidentiality.  The Confidentiality Agreement shall remain in full force and effect in accordance with the terms of this Agreement, provided, however, that the restriction therein on Buyer relating to discussions with the Seller’s employees is hereby deleted, unless and until this Agreement is terminated in accordance with its terms.

Section 6.02.        Use of Certain Marks and Names.  (a) Buyer shall not use the Excluded Name or any confusingly similar derivative thereof or any symbols, logos or marks relating thereto.

(b)           Notwithstanding the foregoing, Buyer and its designees shall take such steps as are necessary to remove any Excluded Names from all signage at places of business, and cease to use any Excluded Names upon, in connection with, or in relation to packaging and existing marketing, promotional and sales materials (including without limitation catalogs, labels, brochures and manuals) as soon as reasonably practicable but in any event within three (3) months after the Closing Date, and shall have the right to continue to use the Excluded Names during such period.

Section 6.03.        Unsettled Trades.  After Closing, Buyer shall promptly honor all of Seller’s obligations in respect of Unsettled Trades (including causing deliveries of payments to be made on the proper Settlement Dates) as if they were direct obligations of Buyer.

ARTICLE 7
Covenants of Buyer and Seller

Buyer and Seller agree that:

Section 7.01.        Reasonable Best Efforts; Further Assurance.  Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable as required of each of them under this Agreement and Applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all consents, including Required Consents and Buyer Consents, registrations, approvals, permits, authorizations, and appropriate clearing arrangements, necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 7.02.        Certain Filings and Consents.  (a) Seller, on the one hand, and Buyer, on the other hand, shall cooperate with one another in determining whether any action by, in respect of or filing with any Governmental Authority is required to be obtained, in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.  In addition to the foregoing, each of Buyer and Seller agree to file or cause to be filed as soon as practicable following the date of this Agreement all documentation, filings and other documents necessary in connection with any required application, report or other filing or request for approval or notifications with any Governmental Authority from which consent, approval or clearance is required to be obtained in connection with the transactions contemplated by this Agreement.  Subject to Applicable Laws and Section 6.01 hereof relating to the exchange of information, Buyer and Seller shall have the right to review in advance, and to the extent practicable, each will consult the other on, all the information relating to the Seller’s business or the Buyer’s business, as the case may be, with respect to the contents of any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of Buyer and Seller shall act reasonably and as promptly as reasonably practicable.  Without limiting the foregoing, Seller and Buyer shall promptly request the NYSE to (1) cause the entire Specialist Allocation as set forth on Schedule 9.02(e), other than with respect to those Specialist Securities which are removed from the Specialist Allocation as a result of a merger, business combination or delisting of the applicable listed company, to be reallocated and registered to Specialists to be associated with Buyer and (2) cause Seller and Specialists associated with Seller to be relieved of all Liabilities in respect thereof, at the Closing.

(b)           Buyer and Seller each shall, upon request by the other, furnish the other with all information concerning itself and its Affiliates, and their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of either (i) Seller and its Affiliates or (ii) Buyer and its Affiliates, to any Governmental Authority in connection with the transactions contemplated by this Agreement, or to any third party in order to obtain a Required Consent.

(c)           Buyer and Seller each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by it or its Affiliates from any third party and/or any Governmental Authority with respect to the transactions contemplated by this Agreement.

Section 7.03.        Transition Services.  (a) Seller agrees that from and after the Closing until the date that is three months following the Closing Date, it shall, and shall cause its Affiliates to, provide the Buyer, on a royalty free basis, with the services specified on Exhibit B annexed hereto with respect to the Business as currently conducted (the “Transition Services”), including without limitation by (i) granting to Buyer access to all of its proprietary and otherwise held or used assets and technology required for the implementation of such Transition Services, (ii) causing their respective employees to assist in the provision thereof and to cooperate with Buyer in its use of the such Transition Services and (iii) granting to Buyer the right to use and occupy for such three month period certain data center space and accommodations on the 29th floor at 45 Broadway, New York, NY 10006, to enable technical and operations staff who will become Transferred Employees to conduct the Business substantially as conducted prior to the Closing Date.  Buyer may terminate any or all of the Transition Services from time to time by providing Seller with prior written notice no less than two Business Days prior to such termination.  The Seller shall provide the Transition Services in substantially the same manner in which such services were used by the Business immediately prior to the date hereof.

(b)           THE TRANSITION SERVICES ARE PROVIDED “AS IS” WITH NO WARRANTIES, AND SELLER EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THE PROVISION OF THE TRANSITION SERVICES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, PROVIDED THAT (I) SELLER REPRESENTS AND WARRANTS TO BUYER THAT THE PROVISION BY SELLER TO BUYER OF THE TRANSITION SERVICES WILL NOT CONSTITUTE OR CAUSE A BREACH OF, OR DEFAULT UNDER, ANY AGREEMENT TO WHICH SELLER IS A PARTY, AND (II) THE EXCLUSION OF WARRANTIES CONTAINED IN THIS SECTION 7.03(b) IS NOT INTENDED TO LIMIT ANY LIABILITY OF SELLER IN CONNECTION WITH GROSS NEGLIGENCE OR RECKLESSNESS ON ITS PART IN THE PROVISION OF THE TRANSITION SERVICES TO BUYER.  Notwithstanding anything herein to the contrary,  Buyer and Seller shall negotiate in good faith a reduction in scope of the Transition Services to the extent that Business Employees who would otherwise have provided such services to Buyer pursuant to this Section have become employees of the Buyer following the Closing.

(c)           Notwithstanding anything to the contrary herein, Seller shall not be required to provide any Transition Service or other service referred to in Section 7.03(a) to the extent (i) the provision of such Transition Service or any such other service requires a license or consent from a third party, (ii) Seller has been notified by the applicable third party that such license or consent is required, and (iii) the continued provision of such service without a license or consent from the applicable third party would result in the loss of a material right or benefit of Seller or any of its Affiliates.  Neither Seller nor any of its Affiliates shall be liable to Buyer for any damages arising from any claim relating to the provision of the Transition Services or any such other service, except to the extent that such direct damages are caused by the gross negligence or willful misconduct of Seller or its Affiliates.

Section 7.04.        Seller Transitional License.  Concurrently with Closing, Seller shall, and shall cause those of its Affiliates, if any, who own Intellectual Property Rights necessary to fully exploit such license to enter into such software license agreement with Buyer in the form annexed hereto at Exhibit C (the “Seller License”).

Section 7.05.        Seller Patent License.  Seller shall use its commercially reasonable efforts to cause William White to enter into a patent license agreement with respect thereto in substantially the form annexed hereto as Exhibit D annexed hereto (the “Patent License”).

Section 7.06.        Public Announcements.  Each of Seller and Buyer agrees that it will not, without the prior approval (which approval shall not be unreasonably withheld) of the other party, issue or make, or permit any of its Affiliates or agents to issue or make, any press release or other public statement relating to the transactions contemplated by this Agreement or the other Transaction Agreements, except as otherwise required by Applicable Law, in which case Seller or Buyer, as the case may be, shall use reasonable efforts under the circumstances to give the other party a reasonable opportunity to review and comment on the statement prior to its release to the extent such review and comment is permitted by Applicable Law.

Section 7.07.        Notices of Certain Events.  Buyer and Seller shall promptly notify the other of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or other Transaction Agreements;

(b)           any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Agreements;

(c)           any Actions commenced, relating to the Business;

(d)           any notice or other communication from any Person that any Specialist Security will be removed from the Seller’s Specialist Allocation; and

(e)           any event or circumstance causing a breach of any representations and warranties under this Agreement by the notifying party.

No disclosure pursuant to this Section 7.07, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by the party so notifying the other pursuant to this Section 7.07.

Section 7.08.        Quotation Bills; NYSE Fees.  Seller shall pay all quotation bills and NYSE fees associated with services received and expenses incurred up to the Closing Date and related to the Business.  From and after the Closing Date, Buyer shall pay all quotation bills and NYSE fees and expenses related to the Business.  In the event that Seller shall have paid any such quotation bills or NYSE fees and expenses for periods after the Closing Date, at Closing Buyer shall reimburse Seller for such payments.  Buyer will remit to Seller any amounts rebated, credited or otherwise refunded in respect of quotation bills to Buyer by the NYSE (“Refunds”) relating to activity of Seller prior to the Closing Date; provided, however, that if such Refunds related to activity occurring both prior to and from and after the Closing Date, Buyer and Seller will allocate such Refunds between the parties in a reasonable manner.

ARTICLE 8

Employee Benefits

Section 8.01.        Employees and Offers of Employment.  (a) It is acknowledged that as soon as reasonably practicable following the date hereof, Buyer shall offer, or cause one of its Affiliates to offer, employment (which will be effective immediately following Closing) to at least thirty-five (35) Business Employees, a list of which Business Employees Buyer shall provide to Seller as soon as reasonably practicable following the execution of this agreement, which list, when so provided, shall be deemed to be Schedule 8.01(a)(i) to this Agreement.  Each such offer of employment shall be conditioned upon (i) the completion of Buyer’s customary employment requirements, including background checks and security clearance procedures, (ii) the satisfaction of any Governmental Authority requirement in a manner that is reasonably acceptable to Buyer, and (iii) the Closing.  Any Business Employee who is not made an offer of employment, or who is determined by Buyer prior to the Closing to have failed any pre-employment requirements, or with respect to whom Buyer has determined it cannot reasonably satisfy any such Governmental Authority requirement, shall not become employed by Buyer or any of its Affiliates, and Seller shall be and remain solely responsible for the continued employment of such persons to the complete exoneration of Buyer.  Promptly after the date hereof, Seller shall provide, and shall cause its Affiliates to provide, reasonable access to the Business Employees identified on Schedule 8.01(a)(i), and shall assist Buyer in enabling it to obtain pre-employment materials from each such Business Employee prior to Closing, and, to the extent permitted by Applicable Law, such information regarding such employees as is contained in any personnel records.  Each Business Employee identified on Schedule 8.01(a)(i) who becomes employed by Buyer or an Affiliate of Buyer, shall be referred to herein as a “Transferred Employee.”  Notwithstanding anything contained to the contrary in Buyer’s severance plan, in the event Buyer or any of its Affiliates terminates the employment of any Transferred Employee without “Cause” (for purposes of this Section 8.01, “Cause” shall means “cause” as applied generally under arrangements applicable to Buyer’s employees who are similarly situated to the Transferred Employee) at any time during the one year period immediately following the Closing, Buyer shall provide such Transferred Employee with severance payments and COBRA premium waiver for benefits that such Transferred Employee is eligible to receive for the period of time in accordance with the schedule set forth on Schedule 8.01(a)(ii) based on pay as of the date hereof; provided that such Transferred Employee shall receive credit for the term of his or her employment with Seller or any of its Affiliates for purposes of determining the severance payments and COBRA premium waiver to which he or she is entitled; and provided further that such severance payments would be offset against any severance payment that such Transferred Employee receives under Buyer’s severance plan; and provided further that such Transferred Employee shall be required to sign Buyer’s standard form separation agreement provided to Buyer’s severance eligible employees.  Nothing in this Section 8.01, express or implied, shall be construed to prevent Buyer or any of its Affiliates from terminating the employment of any Transferred Employee or modifying to any extent or in any respect the terms and conditions of such employment (including any benefit plan that Buyer or any of its Affiliates may establish or maintain).

(b)           Seller shall provide updates to the list of Business Employees on Schedule 3.14(f) prior to the Closing to reflect new hires and terminations and to reflect any agreed-upon additions or deletion thereto.

(c)           Buyer shall bear and be responsible for all obligations and Liabilities under the Worker Adjustment Retraining Notification Act (the “WARN Act”) or any similar state or local Applicable Law with respect to any Transferred Employees whose employment is terminated following the Closing.  No later than five business days prior to the Closing Date, Seller shall provide Buyer with a schedule setting forth each Business Employee whose employment was terminated or is anticipated to be terminated during the six month period prior to the Closing Date.  Seller shall bear and be responsible for all obligations and liabilities under the WARN Act or any similar state or local law with respect to the Business Employees who do not become Transferred Employees.

(d)           Notwithstanding the foregoing or any other provision hereof, it is expressly agreed that Buyer assumes no responsibility or Liabilities (all of which shall be and/or remain solely the responsibility of Seller) of whatsoever kind in relation to (i) any Business Employees who do not become Transferred Employees, or (ii) except as expressly provided in Section 8.01(a), the prior term of employment by the Seller of any Transferred Employees, including, in either case, without limitation, any severance Liabilities that may be deemed to exist in respect of any Transferred Employee as result of the termination of such Transferred Employee’s employment with Seller prior to being employed by Buyer or its Affiliates, or in respect of any Business Employee who does not become a Transferred Employee and whose employment is terminated by Seller for any reason whatsoever, whether prior to or following Closing.

(e)           It is further expressly agreed that, except as expressly provided in Section 8.01(a), Buyer assumes no responsibility or Liabilities (all of which shall be and/or remain solely the responsibility of Seller) of whatsoever kind in relation to any employment, consulting or severance agreements or contracts or other Employee Plans between Seller and any Business Employees (regardless of whether such employees become Transferred Employees), including, without limitation, any employment, consulting or severance agreements or other Employee Plans.  Seller shall retain all obligations (including, but not limited to, any termination payments)

and Liabilities and commitments under such agreements and Employee Plans, and neither Buyer nor any of its Affiliates shall have any Liability with respect thereto.

Section 8.02.        Seller’s Employee Benefit Plans.  (a) As of the Closing, Seller shall retain all obligations (including, but not limited to, administrative responsibilities) and Liabilities and commitments under the Employee Plans, and neither Buyer nor any of its Affiliates shall have any Liability with respect thereto.  No assets or liabilities of any Employee Plan shall be transferred to, or assumed by, Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.

(b)           Seller shall cause all Transferred Employees to be fully vested in all benefits accrued through the Closing Date under each Employee Plan that is intended to qualify under Section 401(a) of the Code.

(c)           Seller shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to any Business Employee in accordance with law and with respect to any “qualifying event” occurring on or prior to the Closing Date.

(d)           Seller shall make payment to each Transferred Employee, as soon as practicable following the Closing Date, of a lump sum cash amount in respect of (i) earned but unpaid salary or wages and (ii) accrued but unused vacation days under any Employee Plan and Seller shall bear and be responsible for any tax reporting obligations in respect of such payments.

Section 8.03.        Buyer Benefit Plans.  (a) With respect to each Transferred Employee, Buyer shall waive pre-existing condition requirements, actively-at-work requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Buyer for such Transferred Employee to the extent such exclusion, restriction, limitation or requirement has been waived, satisfied or does not apply under the terms of any similar Employee Plan prior to Closing.

(b)           Buyer shall recognize for purposes of vesting and eligibility, but not benefit accrual, the service of any Transferred Employee with Seller or any of its Affiliates or predecessors prior to the Closing Date under any employee benefit plan in which such Transferred Employee participates after the Closing Date.

(c)           Buyer shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to any Transferred Employee in accordance with law with respect to any “qualifying event” which occurs after the Closing.

(d)           Buyer shall cause the tax-qualified defined contribution plan established or maintained by Buyer to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from Transferred Employees with respect to any account balances distributed to them on or as of the Closing Date from applicable Employee Plans.  Notwithstanding the foregoing, rollovers of outstanding loans under such plans shall not be permitted.  The distributions and rollovers described herein shall comply with Applicable Law and each party shall make all filings and take any actions required of such party under Applicable Law in connection therewith.

Section 8.04.        No Third Party Beneficiaries.  No provision of this Article 8 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its Affiliates in respect of continued employment (or resumed employment) with either Buyer or any of its Affiliates and no provision of this Article 8 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates.

ARTICLE 9
Conditions to Closing

Section 9.01.        Conditions to Obligations of Buyer, Seller and Parent.  The respective obligations of Buyer and Seller to consummate the Closing are subject to the fulfillment or written waiver by the other party prior to the Closing of each of the following conditions:

(a)           All Required Consents and Buyer Consents shall have been obtained or made and shall be in full force and effect and all waiting periods required by any Applicable Law or pursuant to any rule or regulation of any Governmental Authority shall have expired.

(b)           No provision of any Applicable Law or regulation and no judgment, injunction, order or decree of any Governmental Authority shall prohibit the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 9.02.        Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions herein contemplated is subject, on or prior to the Closing, to the satisfaction of the following further conditions:

(a)           (i) Seller and Parent shall have complied with and performed in all material respects, all of the agreements, covenants and obligations hereunder required to be performed by Seller or Parent, on or prior to the Closing Date, (ii) each of the representations and warranties of Seller and Parent (which for purposes of this paragraph shall be read as though none of them contained any materiality, Business Material Adverse Effect, Parent Material Adverse Effect or similar qualifications) contained in this Agreement or in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct except for breaches of representations and warranties which would not be reasonably expected, individually or in the aggregate, to have a Business Material Adverse Effect or a Parent Material Adverse Effect, at and as of the Closing Date, as if made at and as of such date; provided that representations and warranties that by their terms speak only as of some other specific date need be true for purposes of this clause (ii) only as of such date, and (iii) Buyer shall have received certificates signed by a senior executive officer of each of Seller and Parent confirming the foregoing effect.

(b)           Each of Seller and Parent shall have duly executed and delivered to Buyer each of the Transaction Agreements to which any of them is to be a party.

(c)           William White shall have duly executed and delivered to Buyer the Patent License.

(d)           Consent to assignment of the Activ Contract shall have been effected or, alternatively, Buyer shall have entered into a new Contract with Activ Financial Systems, Inc., on terms and conditions reasonably satisfactory to Buyer.

(e)           The transfer to Specialists associated with Buyer of the Seller’s entire Specialist Allocation as set forth on Schedule 9.02(e), other than with respect to those Specialist Securities which are removed from the Specialist Allocation as a result of a merger, business combination or delisting of the applicable listed company, and the release of all obligations of Seller or Specialists associated with Seller thereunder shall have been approved by the NYSE.

(f)           Buyer shall have received true and complete copies, certified by a duly authorized corporate officer of each of Seller and Parent, of the resolutions duly and validly adopted by the board of directors and, if applicable, the shareholders of each of Seller and Parent evidencing their respective authorizations of the execution and delivery of this Agreement, and, as applicable, the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

(g)           Buyer shall have received a certificate of the Secretary or Assistant Secretary of Seller and Parent certifying the names and signatures of the officers of Seller and Parent authorized to sign this Agreement and the Transaction Agreements and the other documents to be delivered hereunder and thereunder.

(h)           No less than fifteen (15) of the Business Employees to whom Buyer shall have made an offer of employment as contemplated pursuant to Section 8.01 hereof, shall have agreed to continue to operate the Business as employees of the Buyer, shall be specialists and specialist clerks and shall have satisfied Buyer’s pre-employment requirements.

(i)           The (a) total value of the Seller’s long positions in Specialist Securities (including any Unsettled Trades) in the GSEC Account shall be no greater than *; and (b) total absolute value of the Seller’s short positions in Specialist Securities (including any Unsettled Trades) in the GSEC Account shall be no greater than *.

(j)           Seller and GSEC shall have duly executed and delivered to Buyer the GSEC Transfer and Assumption Agreement.

Section 9.03.        Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to satisfaction of the following further conditions:

(a)           (i) Buyer shall have complied with and performed in all material respects all of its agreements, covenants and obligations hereunder required to be performed by it on or prior to the

* Indicates omission of material which has been separately filed pursuant to a request for confidential treatment

Closing Date, (ii) each of the representations and warranties of Buyer contained in this Agreement or in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects, at and as of the Closing Date as if made at and as of such date; provided that representations and warranties that by their terms speak only as of some other specific date need be true for purposes of this clause (ii) only as of such date, and (iii) Seller shall have received certificates signed by a senior executive officer of each of Buyer confirming the foregoing.

(b)           Buyer shall have duly executed and delivered to Seller each of the Transaction Agreements.

(c)           The release of all obligations of Seller or Specialists associated with Seller under the Specialist Allocation as set forth on Schedule 9.02(e), other than with respect to those Specialist Securities which are removed from the Specialist Allocation as a result of a merger, business combination or delisting of the applicable listed company, shall have been approved by the NYSE ..

(d)           Seller shall have received true and complete copies, certified by a duly authorized corporate officer of Buyer, of the resolutions duly and validly adopted by the board of directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

(e)           Seller shall have received a certificate of the Secretary or Assistant Secretary of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the Transaction Agreements and the other documents to be delivered hereunder and thereunder.

(f)           Buyer and GSEC shall have duly executed and delivered to Seller the GSEC Transfer and Assumption Agreement.

ARTICLE 10
Survival; Indemnification

Section 10.01.      Survival.  The covenants and agreements of the parties contained in this Agreement shall survive the Closing for the term specified therein or, if no term is specified, for the applicable statute of limitations, except that, except as provided below, the representations and warranties of the parties contained in Articles 3 and 4 of this Agreement shall survive the Closing until the one year anniversary of the Closing Date; provided that (i) the representations and warranties contained in Sections 3.01 and 12.14(b)(i) (Seller and Parent Corporate Existence and Power), 3.02 and 12.14(b)(ii) (Seller and Parent Corporate Authorization), 3.03 and 12.14(b)(iii) (Seller and Parent Governmental Authorization), 3.04 and 12.14(b)(iv) (Seller and Parent Noncontravention), 3.07 and 12.14(b)(vi) (Seller’s and Parent’s Solvency), 4.01 (Buyer Corporate Existence and Power), 4.02 (Buyer Corporate Authorization), 4.03 (Buyer Governmental Authorization), and 4.04 (Buyer Noncontravention) shall survive indefinitely, and the representations and warranties contained in Section 3.15 (Taxes) shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later.  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the breach or inaccuracy with respect thereto giving rise to such right of indemnity shall have been given to the party against which such indemnity may be sought prior to such time.

Section 10.02.      Indemnification.  (a) Seller irrevocably agrees to, and shall, indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold each of them harmless from any and all damage, loss, Tax, Liability, claim and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action whether involving a Third Party Claim (as defined below in Section 10.03) or a claim solely between the parties hereto) (collectively, “Damages”) incurred or suffered by Buyer or any of its Affiliates arising out of:

(i)         any breach of any representation or warranty contained in this Agreement or in any Transaction Agreement, or in any certificate delivered pursuant hereto or thereto (each such breach a “Warranty Breach”) of Seller or Parent;

(ii)        any breach of covenant or agreement made by Seller or Parent or to be performed by Seller or the Parent pursuant to this Agreement or any Transaction Agreement; and

(iii)       all Excluded Liabilities

provided that with respect to indemnification by Seller for Warranty Breaches pursuant to Section 10.02(a)(i), (A) Seller shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches (determined without regard to any qualification or exception relating to materiality or to Business Material Adverse Effect or any similar qualification or standard contained in any representation or warranty giving rise to the claim for indemnity hereunder) exceeds 1% of the Purchase Price and then only to the extent of such excess and (B) other than with respect to any breach of the representation in Sections 3.07, 3.12, 3.16, and 12.14(b)(vi) which breaches shall not be subject the following cap, Seller’s maximum liability for all other Warranty Breaches shall not exceed *.

(b)           Buyer hereby indemnifies Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of:

(i)         any Warranty Breach of Buyer;

* Indicates omission of material which has been separately filed pursuant to a request for confidential treatment

(ii)        any breach of covenant or agreement made by Buyer or to be performed by Buyer pursuant to this Agreement;

(iii)       any Assumed Liability; and

(iv)       except as to matters for which Buyer is entitled to indemnification pursuant to this Agreement, the conduct of the Business by Buyer following the Closing provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to Section 10.02(b)(i), (A) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches (determined without regard to any qualification or exception relating to materiality or to Buyer Material Adverse Effect or any similar qualification or standard contained in any representation or warranty giving rise to the claim for indemnity hereunder) exceeds 1% of the Purchase Price and then only to the extent of such excess, and (B) Buyer’s maximum liability for all Warranty Breaches shall not exceed *.

Section 10.03.      Procedures.  (a) The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any Action (“Claim”) in respect of which indemnity may be sought and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)           The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section 10.03, shall be entitled to control and appoint lead counsel for such defense which counsel shall be reasonably satisfactory to the Indemnified Party, in each case at its expense; provided, however, if a Third Party Claim (other than any claim set forth on Schedule 3.09) relates to both a pre-Closing and post-Closing period, Buyer shall be entitled to control the defense of such claim, it being understood and agreed that (i) Buyer shall not settle or compromise such claim without Seller’s consent (not to be unreasonably withheld or delayed); (ii) Buyer shall, to the extent consistent with its past practice, use its commercially reasonable efforts to use outside counsel in defense of such Third Party Claim only in matters where the complexity or potential liability warrants such use, and otherwise use its in-house counsel (at no cost to Seller) in defense of such Third Party Claim and (iii) Seller shall be liable for the reasonable fees and expenses of any outside counsel employed by Buyer in accordance with the preceding clause (ii).

(c)           In the event that the Indemnifying Party fails to respond to the defense of the Third Party Claim within 30 days after receipt of notice pursuant to Section 10.03(a), the Indemnified Party shall have the right to assume the defense of the Claim (at the expense of the Indemnifying Party) until such time as the Indemnifying Party assumes the defense thereof.  The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by

* Indicates omission of material which has been separately filed pursuant to a request for confidential treatment the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  Should the Indemnifying Party so elect to assume the defense of a Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party is conducting the defense of the Claim, the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense.

(d)           If the Indemnifying Party shall assume control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all Liabilities with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(e)           Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish, or cause to be furnished, such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(f)           Each Indemnified Party shall mitigate in accordance with Applicable Laws any loss for which such Indemnified Party seeks indemnification under this Agreement.  Any Indemnified Party having a claim under these indemnification provisions shall make a good faith effort to recover all losses, costs, damages and expenses from insurers of such Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible, so as to reduce the amount of any damages hereunder.  In calculating the amount indemnifiable by an Indemnifying Party under this Article 10, the amount of Losses shall be reduced by any amount recovered by the Indemnified Party under applicable insurance policies, net of any costs to recover such amounts and the present value of any increase in premiums resulting therefrom.

(g)           The Indemnifying Party shall not be liable under Section 10.02 for any incidental, consequential, special, exemplary or punitive Damages or Damages for lost profits (except to the extent that the Indemnified Party has incurred or suffered and actually pays consequential, special, exemplary or punitive Damages to a third party in respect of a Third Party Claim).

(h)           Subject to the last two sentences of this Section 10.03(h) Buyer shall cooperate, and cause its Affiliates to cooperate, with Seller and its counsel in the investigation, trial, defense and prosecution of any Action that is an Excluded Liability (including the filing of any cross-claim, counterclaim or other proceeding deemed reasonably appropriate by Seller) and any appeal arising therefrom, in each case, related to the Business.  Such cooperation shall include the Buyer giving prompt written notice to Seller of any notice, request, pleading or similar matter they shall receive relating to any such Action, and making available, upon reasonable advance notice and during normal office hours, to Seller and its counsel such of its books, records, documents and other data, and such of its officers, directors, employees, accountants, counsel, consultants, advisors and agents and other representatives as shall be reasonably necessary.

Buyer hereby agrees, and agrees to cause its Affiliates, to retain all such books, records, documents and other data in accordance with their respective document retention policies as in effect from time to time.  Buyer shall not be required to take any actions described in this Section 10.03(h) if such actions unreasonably interfere with the activities or business of Buyer or its Affiliates.  Seller shall be responsible for and shall promptly pay to Buyer or its Affiliates any out-of-pocket expenses (including attorneys’ fees) incurred by Buyer or its Affiliates in connection with providing such cooperation.

(i)           The parties acknowledge and recognize that (i) they possess or may possess in the future documents or other information regarding the other group relating to the Excluded Liabilities that is or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such documents and other information collectively, the “Privileged Information”) and (ii) in furtherance of seeking, obtaining or providing legal advice regarding the matters contemplated by this Section, they may exchange in confidence between themselves or their counsel the Privileged Information.  Each party hereto agrees to use commercially reasonable efforts to protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable claim to Privilege in order to protect any Privileged Information from disclosure to or use by third parties.  Upon the request of Seller, Buyer agrees to negotiate in good faith a joint defense and common interest agreement with Seller containing customary terms for an agreement of such type.

Section 10.04.      Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 10.02 and the Indemnified Party could recover (or could have recovered) all or part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if (a) the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects or any further recovery in respect of the relevant Claim or (b) either party’s insurers do not consent to such assignment.

Section 10.05.      Exclusivity.  After the Closing, except as provided in Section 12.13 or in the case of fraud, Section 10.02 and 12.14 will provide the exclusive remedy for any breach of this Agreement or the sale of the Purchased Assets and assumption of the Assumed Liabilities pursuant hereto by any party hereto.

Section 10.06.      Purchase Price Adjustment.  Any amounts paid by Seller or Buyer as indemnification under this Article 10 or any other provision of this Agreement will be treated as an adjustment to the Purchase Price for all relevant Tax purposes except to the extent Applicable Law otherwise requires a different treatment for a relevant Tax purpose.

ARTICLE 11
Termination

Section 11.01.      Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Seller and Buyer;

(b)           by either Seller or Buyer if the Closing shall not have been consummated on or before December 17, 2007, except if such non-consummation arises out of or results from any breach of this Agreement by the party seeking to terminate under this Section 11.01(b);

(c)           by either Seller or Buyer, if consummation of the transactions contemplated hereby or by the other Transaction Agreements would violate any nonappealable final order, decree or judgment of any Governmental Authority, or any Governmental Authority shall have adopted any Applicable Law permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the other Transaction Agreements; or

The party intending to terminate this Agreement pursuant to Sections 11.01(b) or 11.01(c) shall give notice of such intention to the other party.

Section 11.02.      Effect of Termination.  If this Agreement is terminated as permitted by Section 11.01, such termination shall be without Liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination results from the willful (a) failure of either party to fulfill a condition to the performance of the obligations of the other party, (b) failure to perform a covenant of this Agreement or (c) breach of representation or warranty by either party hereto, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.  The provisions intended to survive the termination hereof shall so survive any termination of this Agreement pursuant to Section 11.01.

ARTICLE 12
Miscellaneous

Section 12.01.      Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission, except that such notices, requests and other communications shall not be delivered to Seller or to Buyer’s General Counsel via facsimile transmission) and shall be given, if to Buyer, to:

Lehman Brothers Inc.
Equity Division
745 7th Avenue
New York, New York 10019
Attention:  Gerald Donini
Facsimile No.:  646-758-2911

with a copy to:

Lehman Brothers Inc.
745 7th Avenue
New York, NY  10019
Attention:  General Counsel

           and to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY  10004
Attention:  Christopher Ewan
Facsimile No.:  212-859-4000

if to Seller, to:

Van der Moolen Specialists USA, LLC
45 Broadway, 32nd Floor
New York, NY 10006
Attention:  Chief Executive Officer

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention:  Carole Schiffman
Facsimile No.:  212-450-3800

If to Parent, to:

Van der Moolen Holding, NV
45 Broadway, 32nd Floor
New York, NY 10006
Attention:  Chief Executive Officer
Facsimile No.:  646-576-3011

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention:  Carole Schiffman
Facsimile No.:  212-450-3800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 12.02.     Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise specifically provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.03.     Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.04.     Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

Section 12.05.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law).

Section 12.06.     Jurisdiction.  Unless the rules of the NYSE or any other applicable Self-Regulatory Organization require such suit, action or proceeding to be settled by arbitration, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party pursuant to the provisions of Section 12.01 shall be deemed effective service of process on such party.  Notwithstanding the foregoing, Parent irrevocably consents to service of process upon it in the State of New York, and for such purpose only, elects domicile within the State of New York at 45 Broadway, 32nd floor, New York, NY 10006.

Section 12.07.      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08.      Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 12.09.      Entire Agreement.  This Agreement, the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 12.10.      Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 12.11.      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or any other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement to preserve the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12.      Schedules and Exhibits.  All Schedules and Exhibits to this Agreement are hereby incorporated by reference and made a part of this Agreement.  Any fact or item which is disclosed on any Schedule that is referred to in a representation or warranty in this Agreement, shall not be deemed to be an exception to any other representation or warranty in this Agreement, or to be disclosed on any other Schedule, unless specified on such other Schedule by cross-reference or otherwise or unless its relevance to another section of the Schedules or the Agreement is reasonably apparent.  Any fact or item disclosed on any Schedule or Exhibit to this Agreement shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

Section 12.13.      Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed, no adequate remedy at law would exist and damages would be difficult to determine.  It is accordingly agreed that (a) in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to seek specific performance of this Agreement and to enjoin any continuing breach of this Agreement (without the necessity of proving actual damages and without posting bond or other security), in addition to any other remedy to which such aggrieved party may be entitled at law or in equity, and (b) such party hereby waives the defense, in any action for specific performance or other equitable relief, that a remedy at law would be adequate.

Section 12.14.      Parent Guarantee.  (a)  Parent hereby unconditionally guarantees to Buyer the full and timely performance of all of the obligations and agreements of Seller in accordance with the terms hereof.  The foregoing guarantee shall include the guarantee of the payment of all Damages which might become recoverable as a result of the nonperformance of any of the obligations or agreements so guaranteed or as a result of the nonperformance of this guarantee.  Buyer may, at its option, proceed against Parent for the performance of any such obligation or agreement, or for Damages for default in the performance thereof, without first proceeding against Seller or against any of its properties.  Parent further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor and Parent hereby waives all special suretyship defenses and notice requirements.

(b)           Parent represents and warrants to the Buyer, as of the date hereof, and as of the Closing Date that:

(i)         Corporate Existence and Power.  Parent is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.  Parent is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary for Parent to conduct its business as currently conducted, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(ii)        Corporate Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby are within Parent’s power, and have been duly authorized by all necessary action on the part of Parent, and no other proceedings on the part of Parent will be necessary to authorize, approve, or consent to, this Agreement or to consummate the transactions contemplated hereby.  Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

(iii)       Governmental Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not violate any authorizations, registrations, or licenses of Parent with any Governmental Authority and requires no action by, in respect of or filing with any Governmental Authority.

(iv)       Noncontravention.  The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles of incorporation or by-laws of Parent, (ii) violate any Applicable Law except any violations which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (iii) require any material consent or other action by any Person under, constitute a default under, cause or permit the termination, cancellation, modification or acceleration of any material right or obligation or the loss of any material benefit to which Parent is entitled, under any provision of any agreement or other instrument binding upon Parent, unless the same would not have a Parent Material Adverse Effect, or (iv) result in the creation of any material Lien on any asset of Parent.

(v)        Litigation. There is no Action pending against, or to the Knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to have a Parent Material Adverse Effect.

(vi)       Solvency.  Parent is, and following Closing will be, solvent.  The value of the assets of Parent is, and following Closing will be, greater than the sum of its Liabilities and outstanding equity.  The Parent is, and immediately following Closing will be, able to satisfy its Liabilities as they come due in the ordinary course of business.  Parent does not presently intend to liquidate or wind up its affairs.

Section 12.15.      Asset Purchase Only.  The parties hereto agree that the transactions consummated hereby constitute solely a transfer of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer, and do not constitute a transfer of the Business to Buyer.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Seller: VAN DER MOOLEN SPECIALISTS USA, LLC

By:	/s/ William White
	Name:	William White
	Title:	CIO

Parent: VAN DER MOOLEN USA, INC.

By:	/s/ P. Vroling
	Name:	P. Vroling
	Title:	Power of Attorney

Buyer: LEHMAN BROTHERS INC.

By:	/s/ Gerald A. Donni
	Name:	Gerald A. Donni
	Title:	Managing Director